Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED WITH THE FOLLOWING MARKING: [Redacted.]

FIRST AMENDMENT TO

the

SERVICES Agreement

THIS FIRST AMENDMENT TO THE SERVICES AGREEMENT (this “First Amendment”) is made and entered into effective as of September 4, 2020 (the “First Amendment Date”), by and between TLF Bio Innovation Lab LLC, with its principal place of business at 44 Cypress Street, Brookline, MA 02445 (“Provider”), and NovaBay Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 2000 Powell Street, Suite 1150, Emeryville, CA 94608 (“Company”), who state as follows:

WITNESSETH

WHEREAS, Provider and Company previously entered into that certain Services Agreement, effective April 1, 2020 and dated May 13, 2020 (the “Agreement”), pertaining to Provider serving as Company’s product manager for its product re-launch of CelleRx (the “Product”) and repositioning the Product in the market as a lifestyle hygiene product; and

WHEREAS, Provider and Company desire to enter into this First Amendment for the purpose of amending the terms related to issuance of Equity Awards to Provider as outlined in the Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained in the Agreement and this First Amendment, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.     Recitals. The above stated recitals are true and correct and are incorporated herein by reference.

2.     Definitions. All capitalized terms used but not otherwise defined herein shall have the same meanings ascribed to them as in the Agreement.

3.     Amendment to the Agreement.

(a)     Section 1.5 of the Agreement is hereby amended by deleting the following sentence: “Further, any additional revenue received by Company directly resulting from any New Services would count toward the Revenue Metrics as outlined in Exhibit E hereto and the resulting Revenue Metrics Equity Award calculation outlined in Section 2.1(ii)(b) below, as appropriate.”

(b)     Section 2.1(ii) of the Agreement is hereby amended in its entirety and replaced with the following:

(ii)     Relaunch Milestone/Financial Profitability Milestones. Subject to Section 2.2, in addition to the monthly cash compensation outlined in subpart (i) above for the Services rendered, upon Provider’s successful completion of the Relaunch Milestones and achievement of the financial profitability milestones (in accordance with the terms defined and further described below and in Exhibit A attached hereto) within the specified time periods and with such achievement determined in Company’s sole discretion, Provider will be issued warrants exercisable for shares of Company’s common stock as outlined below:

(a)     Product Relaunch Equity Award. Provider will be eligible to receive warrants after successfully accomplishing and providing all services and deliverables encompassing the Relaunch Milestones as defined and outlined in Item 2 of Exhibit A (the “Product Relaunch Equity Award”). If all such Relaunch Milestones are achieved and certified on or before October 31, 2020, Provider will be issued warrants exercisable for 500,000 shares of Company common stock. Alternatively, if the last to be achieved of such Relaunch Milestones is achieved and certified after October 31, 2020 but on or before December 31, 2020, the Product Relaunch Equity Award shall be reduced to warrants exercisable for 250,000 shares of Company common stock. If the last to be achieved of such Relaunch Milestones is achieved and certified after December 31, 2020, Provider will not receive a Product Relaunch Equity Award. Any warrants issued in conjunction with the Relaunch Milestones will be provided within 15 days of the date on which Company has certified that the Provider has successfully achieved all Relaunch Milestones and will be exercisable with a strike price equal to the average closing price of Company’s common stock, as reported by the NYSE American, for the last calendar month immediately prior to the date on which the Company has certified that the Provider has successfully achieved all Relaunch Milestones.

(b)     Financial Profitability Milestones. After the Company has certified that the Provider has successfully achieved all Relaunch Milestones, the Provider may be eligible to receive aggregate warrants exercisable for up to 1,500,000 shares of Company common stock, if certain financial profitability metrics (in accordance with terms defined in Item 3 of Exhibit A) are achieved as follows within the time periods specified (the “Financial Profitability Metrics Equity Awards,” which includes the Quarterly Profitability Awards, Cumulative Profitability Awards and Quarterly Net Product Awards, each as defined below, and together with the Product Relaunch Equity Award, the “Equity Awards”):

(1)     Provider will be eligible to receive warrants exercisable for up to 500,000 shares of Company’s common stock for the first calendar quarter in which both Quarterly Profitability (as defined in Item 3 of Exhibit A) is achieved and Quarterly Net Product Revenue (as defined in Item 3 of Exhibit A) exceeds the Quarterly Profitability Threshold (as defined in Item 3 of Exhibit A) (“Quarterly Profitability Awards”). If such first calendar quarter ends on or prior to March 31, 2021, Provider will be issued all 500,000 Quarterly Profitability Awards. Alternatively, if such first calendar quarter ends after March 31, 2021 but on or before June 30, 2021, Provider will be issued 250,000 Quarterly Profitability Awards with all other terms unchanged. If such first calendar quarter ends after June 30, 2021, Provider will not receive a Quarterly Profitability Award.

(2)     Provider will be eligible to receive warrants exercisable for up to 500,000 shares of Company’s common stock after the first calendar quarter end for which Cumulative Profitability (as defined in Item 3 of Exhibit A) has been achieved (“Cumulative Profitability Awards”). If such first calendar quarter end is on or prior to September 30, 2021, Provider will be issued 500,000 Cumulative Profitability Awards. Alternatively, if such first calendar quarter end is after September 30, 2021 but on or before December 31, 2021, Provider will be issued 250,000 Cumulative Profitability Awards with all other terms unchanged. If such first calendar quarter ends after December 31, 2021, Provider will not receive a Cumulative Profitability Award.

(3)     Provider will be eligible to receive warrants exercisable for up to 500,000 shares of Company’s common stock after the first calendar quarter in which Quarterly Net Product Revenue (as defined in Item 3 of Exhibit A) exceeds the Quarterly Net Product Threshold (as defined in Item 3 of Exhibit A) (“Quarterly Net Product Awards”). If such first calendar quarter ends on or prior to December 31, 2021, Provider will be issued 500,000 Quarterly Net Product Awards. Alternatively, if such first calendar quarter ends after December 31, 2021 but on or before March 31, 2022, Provider will be issued 250,000 Quarterly Net Product Awards with all other terms unchanged. If such first calendar quarter ends after March 31, 2022, Provider will not receive a Quarterly Net Product Award.

Applicable Financial Profitability Metrics Equity Awards will be issued within 15 days of the date on which Company has filed its Annual Report on Form 10-K or Quarterly Report on Form 10-Q with the Securities and Exchange Commission (the “SEC”) for the calendar quarter in which the profitability metric was certified achieved and will be exercisable with a strike price which is equal to the average closing price of Company’s common stock, as reported by the NYSE American, during the last calendar month of the calendar quarter for which the respective financial profitability milestone was certified achieved.

The Product Relaunch Equity Award and any Financial Profitability Metrics Equity Awards will be subject to the terms of the separate warrant agreements, if and when issued. For the avoidance of doubt, Provider will undertake and perform the Services as soon as reasonably possible regardless of whether any Equity Awards can still be achieved.

(c)     Section 6.2 of the Agreement is hereby amended in its entirety and replaced with the following:

6.2   Termination. This Agreement may be terminated as follows:

(i)     Company may terminate this Agreement immediately upon written notice to Provider if (1) any Relaunch Milestone outlined in Item 2 of Exhibit A is not met under a reasonable timeline, as determined by Company, (2) Quarterly Profitability is not achieved on or before June 30, 2021, Quarterly Net Product Revenue does not exceed the Quarterly Profitability Threshold on or before June 30, 2021, Cumulative Profitability is not achieved on or before December 31, 2021 or Quarterly Net Product Revenue does not exceed the Quarterly Net Product Threshold on or before March 31, 2022, (3) any projection (including gross profit and net profit metrics) in the Profit and Loss Statement attached as Exhibit E hereto, is not within an 80% achievement level of the projection for any monthly period after August 31, 2020, or (4) Provider has otherwise breached this Agreement including a failure to deliver an Ongoing Deliverable pursuant to subpart (ii) below;

(ii)     Company may terminate this Agreement immediately upon written notice to Provider if Provider has failed to deliver any of the Ongoing Deliverables outlined in Item 1 of Exhibit A, which has not been remedied within five (5) calendar days upon written notice by Company; or

(iii)     After December 31, 2021, either Party may terminate this Agreement at any time for any reason by providing the other Party with fifteen (15) calendar days’ prior written notice.

(d)     Section 6.3 of the Agreement is hereby amended in its entirety and replaced with the following:

6.3  Effect of Termination. Upon the effective date of any termination of this Agreement, Provider will immediately cease performing Services under this Agreement. If this Agreement has been terminated by Company pursuant to Section 6.2(i) or Section 6.2(ii), Company will not owe Provider for any Services conducted during or after the month in which the Relaunch Milestone, profitability metrics or projection was not met (as relates to Section 6.2(i)(1), Section 6.2(i)(2) and Section 6.2(i)(3), as applicable), the breach occurred (as relates to Section 6.2(i)(4)) or repeated failure of the Ongoing Deliverable occurred (as relates to Section 6.2(ii). If this Agreement is terminated pursuant to Section 6.2(iii), Company agrees to pay Provider compensation due for Services actually rendered, in accordance with Section 2 (which, for the avoidance of doubt, may include the Equity Awards, if such accomplishment is due entirely or predominately by the prior efforts of Provider), and such amounts will be in full satisfaction of any obligation or liability of Company to Provider for payments due to Provider under this Agreement. Sections 3, 4, 5, 6, 7, 8, and 9 will survive the expiration or termination of this Agreement. Termination of this Agreement by either Party will not act as a waiver of any breach of this Agreement and will not act as a release of either Party from any liability for breach of such Party’s obligations under this Agreement. Neither Party will be liable to the other for damages of any kind solely as a result of terminating this Agreement in accordance with its terms, and termination of this Agreement by a Party will be without prejudice to any other right or remedy of such Party under this Agreement or applicable law.

(e)     Exhibit A of the Agreement is hereby amended in its entirety and replaced with Exhibit A attached hereto.

(f)     Exhibit E of the Agreement is hereby amended in its entirety and replaced with Exhibit E attached hereto.

4.     Conflict of Provisions. In the event of a conflict between any provisions contained in the Agreement and this First Amendment, the terms contained in this First Amendment shall control and govern the Parties and their respective rights and duties. Except as specifically amended by this First Amendment, the Agreement shall remain unchanged and in full force and effect, and all other provisions of the Agreement are hereby restated and reaffirmed in their entirety.

5.     Counterparts. This First Amendment may be executed in a number of identical counterparts. If so executed, each such counterpart is to be deemed an original for all purposes and all such counterparts shall, collectively, constitute one (1) agreement. Facsimile or electronic copies of this First Amendment shall be valid for all purposes.

IN WITNESS WHEREOF, the Parties have caused this First Amendment to be executed and delivered by their duly authorized representatives as of the First Amendment Date written above.

PROVIDER:

TLF Bio Innovation Lab LLC

By:   /s/ Lena Xiao

Name:   Lena Xiao

Title:     Manager

COMPANY:

NovaBay Pharmaceuticals, Inc.

By:  /s/ Justin M. Hall

Name:  Justin M. Hall

Title:    Chief Executive Officer and General Counsel

EXHIBIT A

SERVICES

[Redacted.]

EXHIBIT E

PROFIT AND LOSS STATEMENT

[Redacted.]